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                                                                    EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In thousands)                                                               Year ended March 31,
                                                     2003            2002            2001            2000            1999
                                                 ------------    ------------    ------------    ------------    ------------
Earnings:
--------------------------------------------
(Loss) income before income taxes, net of
 cumulative effect of accounting change in
 2003/(1)/                                       $    (38,011)   $    (55,943)   $      8,119    $      3,349    $      2,939
Add:
Rent expense representative of interest/(2)/            4,461           3,347           1,725           1,009             522
Interest expense net of capitalized interest            7,342           6,162           7,550           3,588             640
Amortization of debt discount and expense               1,528             915             530             204              65
Amortization of capitalized interest                       16              11               4               4               4
                                                 ------------    ------------    ------------    ------------    ------------
Adjusted Earnings                                $    (24,664)   $    (45,508)   $     17,928    $      8,154    $      4,147
                                                 ============    ============    ============    ============    ============

Fixed Charges:
--------------------------------------------
Rent expense representative of interest/(3)/     $      4,461    $      3,347    $      1,725    $      1,009    $        522
Interest expense net of capitalized interest            7,342           6,162           7,550           3,588             640
Amortization of debt discount and expense               1,528             915             530             204              65
Capitalized interest                                       --             205              21              --              --
                                                 ------------    ------------    ------------    ------------    ------------
Fixed Charges                                    $     13,331    $     10,629    $      9,826    $      4,801    $      1,227
                                                 ============    ============    ============    ============    ============
Ratio of earnings to fixed charges                  /(3)/           /(3)/                1.82            1.70            3.38
                                                 ============    ============    ============    ============    ============

<F1>
(1) Fiscal 2003 includes a goodwill write-down of $5,346 classified as a cumulative effect of accounting change.
<F2>
(2) Calculated as one-third of rentals, which is considered representative of the interest factor.
<F3>
(3) Adjusted earnings were not sufficient to cover fixed charges, falling short by $37,995 and $56,137 and for the years ended March 31, 2003 and March 31,2002, respectively.